Exhibit 99.1

April 27, 2025

Dear Allegiant Shareholders:

As a long-standing tradition, our Founder and former CEO, Maury Gallagher, has authored an annual shareholder letter recapping our achievements and providing a glimpse into our strategic priorities. I am privileged to continue that tradition. With over 15 years of experience at our company, I have gained a profound appreciation for Maury’s vision and leadership that has forged the strong foundation we have today. It is both an honor and a responsibility to build on his legacy and advance our mission for the benefit of all stakeholders.

As I approach the eight-month mark in my tenure as CEO, I want to take this opportunity to reflect on our progress and share my vision for the future of our company. My goal is to build on the core strengths of our airline, make sure we continue to deliver exceptional service, and drive long-term shareholder value.

This letter comes at a pivotal moment in our industry’s history, one marked by unique challenges and transformative opportunities that will reshape the future of air travel. Only a few months ago, I, along with many of my industry peers, were bullish on the prospects for 2025. The economy was healthy and demand was strong.

The fluctuations in tariff and broader U.S. government initiatives, combined with softening consumer confidence surveys – recent readings have been the weakest observed in several years – have resulted in significant uncertainty across the broader market and the airline industry, in particular. Together, that makes it especially difficult to have confidence in near-term demand projections.

The good news is Allegiant has a long track record of outperforming in uncertain economic environments. We will continue to manage to our proven playbook and adjust our capacity to what we believe is most appropriate for the current environment while ensuring we appropriately address the items under our control.

In this letter I will review the progress made in 2024 and outline our strategic priorities for the coming years. I will also present the future direction for Allegiant and how we plan to navigate this dynamic environment, ensuring our airline not only adapts but leads in the face of ongoing challenges.

A Review of 2024

Allegiant made great progress during the year delivering strong operational performance and notable margin improvements. These gains were driven by the successful induction of the Boeing MAX into our fleet (after multi-year delays), increased aircraft utilization, enhancements to our booking and revenue management platforms, and the expansion of our premium offering, Allegiant Extra.

Let me start with our strong operating performance. As an airline, everything begins and ends with safety and operations. We hosted a near record 17 million passengers with over 122,000 departures as they traveled to 120 communities. I’m most proud of our 99.7% controllable completion rate - with 77% of those flights arriving on time.

Those performance metrics put Allegiant near the top of the industry, and we are pleased to be recognized by the Wall Street Journal as their top ULCC carrier. We were ranked fourth among all US airlines, behind only Delta, Southwest and Alaska. That’s good company to be in!

That level of service underscores why we have maintained strong net promoter scores, with nearly 75% of our customers being repeat fliers. Relatedly, it has driven robust engagement in our award-winning loyalty program, with nearly $600 million of revenue generated since our Bank of America credit card was launched in 2016.

Beyond our airline operations, we also showed improving profitability.

Airline-only Adjusted Operating Margin was 7.7% in 2024, improving over the course of the year and reaching 13.2% in the fourth quarter, up nearly 8 percentage points versus the prior-year quarter.

There were four key factors that drove the fourth quarter’s performance, giving us confidence that we are on the path to returning to our historic margins in the years ahead.

First, in September we took delivery of the first of our much-delayed Boeing MAX aircraft. These aircraft are significantly more fuel efficient with higher reliability. We expect substantial improvements to our fleet economics with the addition of MAX aircraft in 2025 and beyond.

The second is improving aircraft utilization. December’s peak holiday period utilization was the highest since COVID, matching our strong 2019 results. As we started receiving our new MAX aircraft, we were finally able to move forward with type rating the more than 100 pilots we had offline for this new to Allegiant fleet type. As those pilots were trained and back flying, coupled with stabilized labor staffing levels, our utilization rates started to improve meaningfully.

Third, we continue to enhance our new Navitaire reservation management system, adding new features and capabilities. Those efforts were a key reason why we were able to steadily increase our per passenger ancillary revenue over the course of the year to an all-time high of $75.83 per passenger in the fourth quarter 2024. We are working on further enhancements for our customers that will allow them to select the ancillary options that are most appropriate for them.

Lastly, we ended the year with Allegiant Extra deployed on approximately one-third of our fleet. Allegiant Extra is our premium offering that includes additional legroom as well as priority boarding, dedicated overhead bin space, and complimentary snacks on board. We expect to have 75% of our fleet with this seating configuration by the end of 2025, including all MAX aircraft. We are encouraged by results that highlight how this product should continue to improve our unit revenues by providing more options for passengers looking for a premium service.

Importantly, we have consistently demonstrated our ability to navigate nature’s toughest challenges, as evidenced by our response to two devastating hurricanes this past October that affected more than 40% of our network. Despite that significant disruption, we closed the year on a high note, achieving a swift operational recovery and continued margin improvements.

Time and again, Team Allegiant has proven its resilience—responding effectively to unforeseen events, prioritizing our customers, and restoring normal operations quickly, all while maintaining an unwavering commitment to safety. This resilience is a true testament to the strength and dedication of our team.

Industry Backdrop: A Tale of Two Cities

The industry has experienced significant changes since the pandemic, presenting major challenges for a number of value carriers. These pressures have culminated in Spirit’s recent bankruptcy, highlighting the difficulties faced by carriers that lack clear differentiation.

Let me provide some context on how we view those changes and why we remain confident in Allegiant’s bright future.

Over the past several years, legacy carriers have leveraged their expansive international networks and large-scale rewards programs to capture outsized benefits from the surge in international travel and premium products. As travelers increasingly prioritized global destinations and upgraded to premium cabins, these airlines saw demand for their higher-margin products outpace that for lower-fare domestic flying, reinforcing their strengths in a shifting market.

Simultaneously, legacy carriers have enhanced their competitive edge in low-fare markets by implementing cabin segmentation and leveraging their premium offerings to upsell customers. That has allowed them to drive load factors, lower unit costs, and improve market share in key locations. Furthermore, with airport expenses rising considerably post pandemic, their dominance in key hub cities has afforded them the ability to better absorb these escalating costs.

This evolution has made it difficult for several airlines that compete head-to-head with those legacy carriers and it is a key reason why some of them have run into financial difficulties.

Allegiant is Very Different

Let me say that again. We are very different. We don’t meaningfully overlap with the legacy carriers (or really any carrier for that matter) and our tactical utilization approach and design of our network puts us in a class by ourselves. There are four key attributes I want to highlight.

Limited overlap with other carriers

We have the least competitive overlap of any domestic airline, with no direct alternatives on 75% of our routes. We have established ourselves as an essential travel provider across the United States. For most of the 120 different communities we serve, we are the only nonstop option.

To put it simply, we address underserved markets and offer our customers the significant advantage of affordable nonstop travel, allowing them to bypass higher airfares and the frequent delays and hassles often associated with connections at major hubs.

We are extremely agile

Because we focus on leisure rather than business travelers, our network and operations are purpose-built for maximum flexibility and variable costs — more so than any other airline. We strategically concentrate our flights on high-demand “peak” travel days and minimize operations during low-leisure “off-peak” days. As a result, our aircraft typically fly an average of just 6–8 hours per day—well below the industry average.

While this may seem unconventional, this approach has consistently allowed us to better match capacity with leisure demand. Our commitment to adaptability has been a cornerstone of our success since going public nearly twenty years ago and has honed our ability to respond quickly to shifting demand and market conditions, including what we are seeing today.

We have a significant cost advantage

Because most leisure travelers are motivated by lower fares, maintaining industry-leading unit costs is absolutely essential. Cost management isn’t just a strategy for us—it’s part of our DNA. One of our key advantages is our focus on 23 strategically chosen bases (soon to be 22 pending our exit from LAX), enabling efficient out-and-back flying with no crew overnights. Our lower aircraft utilization schedule allows for regular, proactive maintenance.

We constantly review our cost structure and deploy new technology to boost productivity, streamline decision-making, and enhance customer interactions. These investments are all centered around delivering an excellent service to our customers at an attractive price while keeping costs low.

As a result, we enjoy a significant unit cost advantage, as measured by cost per available seat mile excluding fuel (CASM ex-fuel) that is significantly lower than what the legacy airlines incur.

This disciplined approach has made us one of the few airlines to remain consistently profitable on an operating basis—through recessions and geopolitical disruptions, with the first year of the global pandemic being the only exception.

How we manage our fleet

Our fleet strategy is central to our ability to adapt to changing economic conditions. With aircraft values rising sharply due to supply chain disruptions and limited availability, our approach of directly owning our fleet has proven especially valuable. During the pandemic, we seized the opportunity to order 50 Boeing MAX 8200/8 aircraft (with 80 options), powered by the latest GE/CFM Leap Engines—a deal we believe is a once-in-a-generation opportunity given its favorable terms and strong support from Boeing and GE/CFM.

After two years of delays, we took delivery of our first MAX aircraft in September and are currently operating nine of them. Encouragingly, early results show both operational and financial performance exceeding expectations, with dispatch reliability well above our system average and earnings potential 25% higher than our existing fleet, primarily driven by improved fuel burn. Given the strong operational performance coupled with low ownership costs, we expect this MAX fleet to be a game changer for Allegiant.

Owning our aircraft provides more flexibility compared to carriers that lease their aircraft, allowing us to better adjust capacity as needed. If market conditions further deteriorate, we can sell older Airbus A320s to align with our latest fleet needs and take advantage of the strong used aircraft market seen over the past 18 months.

Earning the Right to Grow

So while we are different, we know that growing our airline has to be done in the right way.

We remain true to the core principles that have driven our historic success, prioritizing growth only when it delivers attractive returns. Agility is also paramount – we continually adjust our schedules to reflect evolving market conditions.

Over the past two years, our capacity growth was primarily limited by delays in MAX aircraft deliveries. With the MAX now joining our fleet and our increased confidence in Boeing’s delivery outlook, we are ready to resume our growth trajectory. We have carefully identified routes and markets where the MAX is expected to enhance our margins.

However, recent federal policy decisions, new tariffs, and declining consumer confidence have introduced additional uncertainty, tempering our initial growth expectations. In response, we are proactively pruning our schedules and re-evaluating short-term growth plans.

Ultimately, we believe growth must be earned. Our focus remains on achieving strong financial returns and strengthening our balance sheet, rather than pursuing growth for its own sake.

Investing in Technology

Technology is advancing at a breathtaking pace.

While we have strong foundational technology that has served us well historically, we have increasingly augmented our capabilities with leading third-party systems that enhance our ability to compete.

One example is the implementation of Navitaire as our new booking and reservation management system. Transitioning to a new platform is always a complex undertaking, but I’m pleased to share that we’ve successfully navigated many of the initial challenges throughout 2024. As a result, we are now in a much stronger operational position and continue to enhance the system with new features and capabilities.

This progress not only streamlines our booking processes but also positions us to better leverage advanced revenue management techniques—such as fare optimization, dynamic ancillary pricing, and optimized seat inventory control—to maximize revenue and respond effectively to market changes.

We are leveraging technology more than ever to enhance our marketing effectiveness by refining customer profiles using our extensive database of travel preferences, seasonal trends, and favorite destinations. Our objective is to build advanced customer profiling capabilities that enable us to deliver highly targeted, personalized messages to improve engagement and conversion rates with each customer.

AI is changing how our teams work, particularly around content creation, information accessibility, customer interactions, and improving productivity. AI is a great tool that has already helped us accelerate our decision making and improve our customer service.

We are committed to growing with and embracing the rapid changes in technology. Our teams will remain hyper-focused around integrating the right digital transformation into our core strategies.

Our Plans for Sunseeker

We are confident that our new Sunseeker Resort will do well over the long term. It is a premier destination with world-class service and amenities in the attractive Florida coastal market.

That said, we recognize our core competencies are within our airline, where we see abundant growth and opportunity.

Consequently, we hired an experienced team of advisors and launched a competitive process to bring on partners or sell the entire resort. We are pleased with the indications of interest from several high-quality firms that have extensive experience in the lodging and hospitality space and are well capitalized.

Currently, we remain on track for a transaction to be completed this summer. We will share more information as appropriate.

Improving Balance Sheet

Our balance sheet strengthened over the past year, with total debt declining by more than 8% - a reduction of nearly $200 million. We closed the year with robust liquidity of $1.1 billion, consisting of over $800 million in cash and investments, as well as access to nearly $300 million through our revolving credit facilities. This strong liquidity position provides us with ample flexibility to support our planned aircraft deliveries.

Reducing our leverage ratios remains a key strategic priority. Accordingly, we intend to prioritize the proceeds we receive from the sale of our stake in Sunseeker toward further debt reduction.

Summary

The airline industry is not immune to macroeconomic fluctuations and geopolitical developments that can influence consumer demand. As a pioneer in the low fare airline space, we are committed to maintaining agility and leveraging the unique strengths of our differentiated business model. By staying focused on the operational efficiency and customer service, we are confident in our ability to navigate these external challenges.

Before closing, I want to again highlight Allegiant’s greatest strength: Our dedicated team members. Across every area in the company, we are fortunate to be driven by individuals who not only possess extraordinary talent, but also unique and valuable perspectives shaped by a wide range of backgrounds. Many of them are recognized leaders in their fields and possess an unwavering commitment to excellence.

Our tagline is “Together we fly.” It reflects the important role we play in the communities we serve and our customers’ lives. Team Allegiant embodies the essence of the company’s vision: service to others. Collectively, our team continually raises the bar and faces every challenge with determination and grit.

I want to express my deepest gratitude to them. I am truly proud and honored to work alongside such a talented and inspiring team.

Greg Anderson
President and Chief Executive Officer
Allegiant Travel Company
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